Exhibit 99.1

For Immediate Release

SinoFresh HealthCare, Inc. Will File Extension for Annual Report

     Englewood, FL — March 31, 2004 — SinoFresh HealthCare Inc., (OTC BB: SFSH) producer of the first over-the-counter nasal spray, SinoFresh™ Nasal and Sinus Care, proven to kill germs and molds that have been associated with chronic sinus and nasal conditions, today announced that it will file an extension request on Form 12b-25 pertaining to its Annual Report for the year ended December 31, 2003.

The Company requested additional time to file its Form 10-KSB to enable its new auditors to complete their audit. It was necessary to expand the audit procedures as a result of recent allegations made by board members David Otto and Steve Bannon and other shareholders. The Company expects that it will be able to file its annual report within the 15-day extension period.

Management anticipates reporting net sales for 2003 ranging from $1,500,000 to $1,800,000, and loss per share to be between $0.30 and $0.35. This compares to $27,000 in sales and a loss of $0.10 per share reported for 2002. The increase in net sales is attributed to the expansion of the Company’s retail distribution network, its aggressive marketing efforts, and word-of-mouth endorsements from satisfied SinoFresh customers.

Russell R. Lee III, Chief Financial Officer of SinoFresh, said, “We unequivocally believe that the litigation is without merit, but SinoFresh wants to make sure that our auditors are comfortable with the fact that there has been no wrongdoing. This distraction has inconvenienced management and shareholders alike, but we are confident that it will prove to be a minor event in a year of major growth for SinoFresh.”

Safe Harbor Statement

     This press release contains forward-looking statements that relate to future financial results or business expectations and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Any forward-looking statement speaks only as of the date on which such statement is made. The information in this press release is as of March 30, 2004. SinoFresh undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

     We have tried, whenever possible, to identify such statements by using words such as “anticipated,” “estimates,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operations or financial performances. These statements are subject to risks and uncertainties that exist in the Company’s operations and business environment, some of which are beyond the Company’s control. Business plans may change as circumstances warrant and actual results may differ materially from any forward-looking statements, which reflect the management’s opinion only as of the date hereof. Such risks and uncertainties include, but are not limited to, the Company’s ability to implement its business strategy, its ability to compete with major established companies, its ability to attract and retain qualified personnel, it ability to secure additional financing, and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

     We cannot guarantee that any forward-looking statements will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.